EXHIBIT 5

301 Sylvan Avenue

Englewood Cliffs, NJ 07632

P 201.816.8900

F 201.816.8911

May 21, 2026

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of ConnectOne Bancorp, Inc., a New Jersey corporation (the “Company”). I am a member of the Bar of the State of New Jersey.

I have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 1,500,000 shares of the Company’s common stock, no par value (the “Shares”) to be issued under the ConnectOne 2026 Equity Incentive Plan (the “Plan”).

I have examined the Plan and the originals, or photostatic or certified copies, of such records of the Company and certificates of public officials and such other documents as I have deemed relevant and necessary, including the Company’s Certificate of Incorporation and By-Laws, as the basis for the opinion set forth below. I have also made such other investigations as I have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued in accordance with the terms set forth in the Plan, and, if applicable, the payment of the exercise price of any options awarded thereunder and in accordance with the terms of the Plan, in cash or other consideration under Section 14A:7-7 of the New Jersey Business Corporation Act (the "Act"),and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

The opinions contained herein relate solely to the Act, and I express no opinion concerning the laws of any other jurisdiction. I also express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Plans of the rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Plans relating to indemnification, exculpation or contribution.

I consent to the use of my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Robert A Schwartz

Robert A Schwartz

Executive Vice President and General Counsel